Exhibit 23.8

[MILLER AND LENTS, LTD. LETTERHEAD]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, Miller and Lents, Ltd. hereby consents to the incorporation by reference in the Registration Statement on Form S-3 of Chesapeake Energy Corporation to be filed on or about February 27, 2006, of information from our reserve report with respect to the oil and gas reserves of Chesapeake Energy Corporation dated February 16, 2005 and entitled “Proved Reserves and Future Net Revenues as of December 31, 2004.” We also consent to the reference to us under the heading “Experts” in such Registration Statement.

MILLER AND LENTS, LTD.

By:	/S/ Carl D. Richard
Carl D. Richard Senior Vice President

February 27, 2006